Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Morgan O’Murray, Financial Media, (612) 761-5818
Target Media Hotline, (612) 696-3400

Target Reports December Sales Results

MINNEAPOLIS (Jan. 6, 2011) — Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended January 1, 2011 were $9,882 million, an increase of 1.4 percent from $9,741 million for the five weeks ended January 2, 2010. On this same basis, December comparable-store sales increased 0.9 percent.

“December sales were below expectations, as strength in Grocery and Apparel was offset by softness in Electronics, Toys and some Home categories,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “Sales in some key gift-giving categories moved earlier into the holiday season, and lower margin items drove a higher portion of sales than expected. Our 5% REDcard Rewards program is delivering the results we expected, and we’re confident that we will continue to generate profitable growth, even while consumer buying patterns exhibit volatility across categories and over time.”

Based on Target’s quarter-to-date sales results and January outlook, the company continues to expect fourth quarter comparable-store sales will increase in the range of 2 to 4 percent as previously outlined during its third quarter earnings conference call. The company also believes that the current median First Call estimate of $1.40 for Target’s fourth quarter earnings per share is a reasonable estimate within a range of possible outcomes, as favorability in the corporation’s credit card segment performance and income tax rate are expected to offset a slight decline in its retail segment EBITDA margin rate.

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Target Corporation Reports December Sales Results – Page 2 of 2

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
December	9,882	1.4	0.9	1.8

Quarter-to-date	15,894	3.0	2.6	0.6

Year-to-date	61,404	3.8	2.1	(2.7)

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, February 3, 2011. These recordings may be accessed by calling 612-761-6500.

The statements on expected fourth quarter financial performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in the Risk Factors sections of the company’s Form 10-K for the fiscal year ended January 30, 2010 and the Form 10-Q for the fiscal quarter ended July 31, 2010.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,752 stores in 49 states nationwide and at Target.com. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than $3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

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